Exhibit 10.2

OPTION AWARD AGREEMENT UNDER THE FRESH MARKET, INC. 2010 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of [DATE], between The Fresh Market, Inc. (the “Company”), a Delaware corporation, and [NAME].

This Option Award Agreement (the “Award Agreement”) sets forth the terms and conditions of an award of options to purchase [●] shares (the “Award”) of the Company’s common stock, $0.01 par value per share (each, a “Share”), that are being granted to you [on the date hereof] (such date, the “Grant Date”), at an exercise price of [$●] per Share (the “Exercise Price”), that are subject to the terms and conditions specified herein (each such option to purchase one Share, an “Option”), and that are granted to you under The Fresh Market, Inc. 2010 Omnibus Incentive Compensation Plan (the “Plan”). The Options are not intended to qualify as “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended).

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 11 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan, on the one hand, and the terms of this Award Agreement or any other arrangement between you and the Company or any of its Affiliates, including any policy of the Company or any of its Affiliates (any such arrangement, a “Company Arrangement”), on the other hand, the terms of the Plan shall govern. Except as set forth in Section 11 of this Award Agreement, in the event of any conflict between the terms of this Award Agreement and the terms of any other Company Arrangement, the terms of such Company Arrangement shall govern.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

(a) “Cause” has the meaning set forth in any other Company Arrangement or, if more favorable to you, means the occurrence of any one of the following:

(i) your willful and continued failure to perform substantially your duties with the Company or any of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness);

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(ii) your willful engaging in (A) gross misconduct that is materially and demonstrably injurious to the Company or any of its Affiliates or (B) illegal conduct;

(iii) your willful and material breach of any Company Arrangement;

(iv) your willful violation of any material provision of the Company’s Code of Business Conduct and Ethics; or

(v) your willful failure to cooperate with an investigation by any governmental authority.

(b) “Disability” means you are unable to engage in any substantial gainful activity by reason of any medically determinable sickness or bodily injury that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and the permanence and degree of which shall be supported by a specific diagnosis made by a Physician and supported by objective medical evidence satisfactory to the Committee.

(c) “Good Reason” means the occurrence of any of the events or circumstances set forth below without your express prior written consent and other than as a result of your Disability:

(i) the failure of the Company to pay to you any material compensation when due; or

(ii) any reduction of your base salary, other than a reduction by no more than 10% within any two-year period that similarly affects substantially all similarly situated employees of the Company and its Affiliates, and other than any such reduction that results from your demotion into a position that you occupied within the 18 months immediately prior to such demotion.

Your right to terminate employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. Termination of your employment for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), not later than 90 days following the date that you would reasonably be expected to be aware of the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason. The Company shall be entitled, during the 30-day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason, provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to the Participant (such 30-day or shorter period, the “Cure Period”). If, during the Cure Period, such circumstance is remedied, you shall not be permitted to terminate employment for Good Reason as a result of such circumstance. If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, you shall be entitled to terminate employment for Good Reason during the 180-day period that follows the end of the Cure Period (the “Termination Period”). If you do not terminate employment during the Termination Period, you shall not be permitted to terminate employment for Good Reason as a result of such circumstance.

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(d) “Physician” means a person legally licensed, in the jurisdiction in which care is given, to practice medicine, psychiatry, psychology, psychotherapy or other legally qualified practice of a healing art that we are required by law to recognize, who is practicing within the scope of that license and is neither you nor a member of your immediate family.

(e) “Retirement” means a termination of employment by you on or after the date on which you have (i) attained age 65 and completed at least five years of service with the Company or any of its Affiliates or (ii) attained age 55 and completed at least ten years of service with the Company or any of its Affiliates, but only to the extent that circumstances constituting Cause do not exist.

(f) “Vesting Date” means the date on which your rights with respect to all or a portion of the Options subject to this Award Agreement may become fully vested, and the restrictions set forth in this Award Agreement may lapse, as provided in Section 3(a) of this Award Agreement.

SECTION 3. Vesting and Exercise. (a)Normal Vesting. On each Vesting Date set forth below, your rights with respect to the number of Options that corresponds to such Vesting Date, as specified in the chart below, shall become vested and such Options shall become exercisable, provided that you must be continuously employed by the Company or any of its Affiliates through the relevant Vesting Date, except as otherwise determined by the Committee in its sole discretion or as otherwise provided in this Section 3 or in any other Company Arrangement.

Vesting Date	Percentage of Total Options Eligible to Vest	Actual Number of Options Eligible to Vest
[Date]	[●]%	[# Vesting]
[Date]	[●]%	[# Vesting]
[Date]	[●]%	[# Vesting]
[Date]	[●]%	[# Vesting]

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(b) Change of Control. In the event of a Change of Control following which (i) the Options are not assumed by, or converted into equivalent awards of, the acquiring, resulting or successor corporation (as the case may be) or (ii) the Options are assumed by, or converted into, equivalent awards of the acquiring, resulting or successor corporation (as the case may be) and within twenty-four months following such Change of Control, your employment is terminated without Cause or you terminate employment for Good Reason, your rights with respect to any then unvested Options awarded pursuant to this Award Agreement shall become vested as of immediately prior to the Change of Control or on such date of termination, as applicable, and such Options shall remain exercisable during the period specified in Section 3(f).

(c) Death. In the event of your death while employed by the Company or any of its Affiliates, your rights with respect to any then unvested Options awarded pursuant to this Award Agreement shall become vested in your estate or in any person who acquired such Options by bequest or inheritance, and such Options shall remain exercisable during the period specified in Section 3(f).

(d) Disability. In the event your employment with the Company or any of its Affiliates terminates due to Disability, your rights with respect to any then unvested Options awarded pursuant to this Award Agreement shall become vested in you or your guardian or legal representative, as applicable, as of such termination and such Options shall remain exercisable during the period specified in Section 3(f).

(e) Retirement. In the event your employment with the Company or any of its Affiliates terminates due to your Retirement, any then unvested Options awarded pursuant to this Award Agreement will continue to vest on the Vesting Dates specified in Section 3(a), without regard to your no longer being employed, but subject to (i) the conditions to continued vesting described in Section 3(g) hereof, and (ii) your compliance with any other restrictive covenant (which, for the avoidance of doubt, includes any non- competition, non- solicitation, non-disparagement or confidentiality provisions) contained in any Company Arrangement to which you are subject.

(f) Exercise of Options. Options, to the extent that they are vested, may be exercised, in whole or in part (but for the purchase of whole Shares only), by delivery to the Company (i) of a written or electronic notice, complying with the applicable procedures established by the Committee or the Company, stating the number of Options that are thereby exercised and (ii) full payment, in accordance with Section 6(b) of the Plan, of the aggregate Exercise Price for the Shares with respect to which the Options are thereby exercised. The notice shall be signed by you or any other person then entitled to exercise the Options. Upon exercise and full payment of the Exercise Price for Shares with respect to which the Options are thereby exercised, subject to Section 7(a) of this Award Agreement, the Company shall issue to you or your legal representative (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, the delivery of share certificates or as otherwise determined by the Company) one Share for each Option you have exercised. Notwithstanding the foregoing, unless the Committee determines otherwise, vested and unexercised Options shall expire (A) automatically on the date of the termination of your employment for Cause, (B) subject to (i) the conditions for continued exercisability set forth in Section 3(g) hereof, and (ii) your compliance with any other restrictive covenant (which, for the avoidance of doubt, includes any non-competition, non-solicitation, non-disparagement or confidentiality provisions) contained in any Company Arrangement to which you are subject (the “Exercise Conditions”), three months after the date of the termination of your employment if your employment is terminated by the Company for any reason other than Cause, death or Disability, (C) subject to the Exercise Conditions, three months after the date of the termination of your employment if you resign voluntarily for any reason other than Retirement, (D) twelve months after the date of termination of your employment due to death or Disability and (E) subject to the Exercise Conditions, thirty-six months after the date of termination of your employment for Retirement and, solely with respect to any such Options that vest after the thirty-fourth month after your Retirement in accordance with Section 3(e) hereof, thirty days following any such vesting date. Notwithstanding any provision of this Award Agreement or any other Company Arrangement to the contrary, all Options shall automatically expire on the tenth anniversary of the Grant Date.

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(g) Conditions Related to Continued Post-Employment Vesting During Retirement and Exercisability Following Termination. You acknowledge by your acceptance of this Award Agreement that the continued (i) vesting, after your Retirement, of any Options that were unvested as of the date of your Retirement, and (ii) exercisability of any Options that were vested as of the date of termination of your employment by the Company for any reason other than Cause, death or Disability or due to your voluntary resignation or Retirement are each subject to compliance with the conditions set forth in this Section 3(g). [Further, you acknowledge that these conditions do not impede your ability to seek employment, but rather they subject certain post-employment benefits related to your Award that the Company is providing to you that are not required by applicable law to conditions.] In the event you (i) directly or indirectly, without the prior written consent of the Company, engage in or invest as an owner, partner, stockholder (except for passive investments in less than two percent of the stock of publicly traded, stock exchange listed companies), licensor, director, officer, agent, employee or consultant for any person or entity engaged primarily in the retail grocery business in any state in which the Company or any subsidiary then operates, (ii) accept employment with any person or entity that is engaged in any manner in the retail grocery business if such employment would result in you being involved in the management, operations or business affairs of the subsidiary, division, segment or other portion of such person or entity that conducts such grocery business in any state in which the Company or any subsidiary then operates, (iii) disclose or misuse any confidential information of the Company or any subsidiary (except, in the case of disclosure, as required by applicable law or by order of a court or governmental agency having jurisdiction over such matter), (iv) directly or indirectly solicit, or assist another person or entity in soliciting, any employees of the Company or any subsidiary to terminate such employment, (v) disparage or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of Company or any subsidiary to any person, or (vi) violate or fail to comply with any restrictive covenant (which, for the avoidance of doubt, includes any non-competition, non-solicitation, non-disparagement or confidentiality provisions) contained in any Company Arrangement to which you are subject, then (x) following your Retirement, this Award, to the extent it remains unvested, shall cease to vest automatically on the date on which you first engaged in such conduct and (y) following termination of your employment by the Company for any reason other than Cause, death or Disability or due to your voluntary resignation or Retirement this Award, to the extent it remains unexercised, shall terminate automatically on the date on which you first engaged in such conduct.

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SECTION 4. Forfeiture of Options. Unless the Committee determines otherwise, and except as provided in Section 3 or in any other Company Arrangement, if your rights with respect to any Options awarded pursuant to this Award Agreement have not become vested prior to the date on which your employment with the Company and its Affiliates terminates, your rights with respect to such unvested Options shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto.

SECTION 5. Voting Rights; Dividend Equivalents. Prior to the date on which your rights with respect to an Option have become vested and you exercise your right to purchase the Share underlying such Option, you shall not be entitled to exercise any voting rights with respect to such Share and shall not be entitled to receive dividends or other distributions with respect thereto.

SECTION 6. Non-Transferability of Options. Unless otherwise provided by the Committee in its discretion, Options may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(c) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of an Option in violation of the provisions of this Section 6 and Section 9(c) of the Plan shall be void.

SECTION 7. Withholding, Consents and Legends. (a) Withholding. The delivery of Shares pursuant to Section 3(f) of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 9(l) of the Plan. In the event that there is withholding tax liability in connection with the exercise of the Options, you may satisfy, in whole or in part, any withholding tax liability at the minimum statutory rate by having the Company withhold from the Shares you would be entitled to receive upon exercise of the Options a number of Shares having a Fair Market Value equal to such withholding tax liability.

(b) Consents. Your rights in respect of the Options are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

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(c) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8. Recoupment. You acknowledge that the Company has adopted The Fresh Market, Inc.’s Compensation Recoupment Policy (the “Recoupment Policy”). You acknowledge and agree that you have either received a copy of the Recoupment Policy in effect as of the date of this Award Agreement or, if you have not received a copy, that you have the ability to request and receive a copy of the Recoupment Policy prior to accepting this Award Agreement. You acknowledge and agree that the Recoupment Policy is subject to change after the Grant Date as required by applicable law, and that this Award, the Options, and the shares or other property, including cash proceeds therefrom, may, as a result of such change, be subject to the Recoupment Policy.

SECTION 9. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 10. Committee Discretion. The Committee shall have discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 11. Dispute Resolution. (a) In General. All disputes, controversies and claims arising between you and the Company concerning the subject matter of this Award Agreement or the Plan shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association in effect at the time that the arbitration begins, to the extent not inconsistent with this Award Agreement or the Plan. The location of the arbitration shall be Greensboro, North Carolina or such other place as the parties to the dispute may mutually agree. In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Delaware. The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures. Any arbitration pursuant to this Section 11(a) shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, Federal or state, having jurisdiction. The parties to any dispute shall each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings and the fees of the arbitrator shall be paid in equal amounts by the parties. Nothing in this Section 11(a) shall preclude you or the Company from seeking temporary injunctive relief from any Federal or state court located within the County of Guilford, North Carolina in connection with or as a supplement to an arbitration hereunder.

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(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 11, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 12. Notice. All notices or other communications required or permitted under the terms of this Award Agreement shall be made in writing and all such notices or communications shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	The Fresh Market, Inc. 628 Green Valley Road, Suite 500 Greensboro, North Carolina 27408 Attention: General Counsel
If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

SECTION 13. Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

SECTION 14. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.

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SECTION 15. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights hereunder shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the Options shall be subject to the provisions of Section 4(b) of the Plan).

SECTION 16. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

THE FRESH MARKET, INC.,

By

Name:
Title:

[NAME]

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